Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2013 RESULTS

MENLO PARK, CA – September 26, 2012 -- Landec Corporation (Nasdaq: LNDC) today reported results for the first quarter of fiscal year 2013 ended August 26, 2012.  Revenues increased 39% to $102.1 million compared to revenues of $73.3 million for the first quarter a year ago.  Net income increased 40% to $2.5 million or $0.10 per share compared to $1.8 million or $0.07 per share for the first quarter of last year.

The revenue growth of $28.8 million during the first quarter of fiscal year 2013 compared to the first quarter of last year was due to (1) $19.9 million of revenues from GreenLine Holding Company, (“GreenLine”) which was acquired by Apio, Inc., our specialty packaged food subsidiary, on April 23, 2012, (2) a $5.4 million increase in revenues in Apio’s non-GreenLine value-added businesses, which includes the Apio fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging, (3) a $4.0 million increase in Apio’s export revenues due to a 3% increase in export unit volume sales and favorable pricing, and (4) an $851,000 increase in revenues at Lifecore Biomedical, Inc., our biomaterials subsidiary, due primarily to a shipment of product in the first quarter that was planned for the second quarter.  The first quarter growth of $5.4 million in Apio’s non-GreenLine value-added businesses resulted primarily from a year-over-year 22% increase in unit volume sales of fresh-cut specialty packaged products due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category.  These increases in revenue were partially offset by a $1.3 million decrease in revenues in our Technology Licensing business due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

For the first quarter of fiscal year 2013, net income increased $727,000, or 40%, due to a $2.9 million net increase in Apio’s pre-tax income.  The increases in Apio’s pre-tax income were  comprised of: (1) $1.2 million from GreenLine, (2) a $1.2 million increase from Apio’s non-GreenLine value-added and export businesses, and (3) a $1.3 million increase in the fair market value of our Windset investment compared to the increase in Windset’s fair market value during the first quarter of last year.  These increases in Apio’s pre-tax income were partially offset by new amortization expenses associated with the acquisition of GreenLine and increased variable operating expenses from the increase in non-GreenLine revenues at Apio.  The net Apio increase in pre-tax income of $2.9 million was partially offset by: (1) a $1.3 million reduction in license fees from the termination of the Monsanto license agreement, (2) a $593,000 decrease in pre-tax income at Lifecore due primarily to the timing of production and operating expenses within the fiscal year, and (3) a $382,000 increase in the income tax expense.

           Landec ended the first quarter of fiscal year 2013 with $10.8 million in cash and marketable securities.  During the first quarter of fiscal year 2013, Landec increased cash flow from operations by 17% to $5.1 million from $4.4 million during the first quarter of fiscal year 2012.  Capital expenditures were $2.0 million for property, plant and equipment.  In addition, the Company paid down debt by $5.5 million and paid a $10 million earn-out payment related to the acquisition of Lifecore.

Gary Steele, Landec Chairman and CEO, commented, “We had a productive first quarter with revenues growing 39% and net income increasing 40%.  Net income and margins were adversely impacted during the first quarter of fiscal year 2013 by the drought in the Midwest which resulted in approximately $1.2 million of incremental costs associated with the sourcing of green beans.  Conversely, net income was positively impacted by the shift of $1.9 million of revenue and $1.0 million of pre-tax profit at Lifecore to the first quarter that had been planned for the second quarter.  Without this shift, revenues and profits for Lifecore would have been in line with our plan and guidance for the first quarter in which we had expected Lifecore to record lower revenues and profits during the first quarter compared to the first quarter of last year.  The drought issue in the first quarter and the shift in a shipment at Lifecore do not change our expected results for the first half or for the full fiscal year of 2013.”

“Our strategy for growth is to focus on our core food and biomedical materials businesses, while capitalizing on our technology and on our strong channels of distribution in order to drive growth across all our businesses.  We are making good progress as evidenced by the growth in revenues, gross profit and net income during last fiscal year and the first quarter of this fiscal year.  We are tracking well towards meeting our financial guidance for fiscal year 2013, which is to grow revenues by approximately 30% and net income by 25% to 35%,” concluded Steele.

Landec First Quarter 2013 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, September 27, 2012 during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2013.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com by selecting Investors and the Financial Releases & Events page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 244-4637 or (703) 639-1179 at least 5 minutes prior to the start.  A replay of the call will be available through Thursday, October 4, 2012 by calling (888) 266-2081 or (703) 925-2533, code 1590087.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec has two proprietary polymer technology platforms, Intelimer Polymers® and Hyaluronan (“HA”), that are the foundation for its business. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America by combining Landec’s proprietary food packaging technology and the strength of two major national brands Eat Smart® and GreenLine®, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide.  Landec’s Licensing Partnerships work closely with market-leading companies to develop and commercialize differentiated polymer-based products. For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release and the accompanying financial tables and Questions and Answers are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2012 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 26, 2012	May 27, 2012
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$10,805	$22,177
Accounts and income taxes receivable, net	30,879	32,321
Inventories, net	23,543	22,011
Prepaid expenses and other current assets	4,914	4,654
Total Current Assets	70,141	81,163

Investments in non-public companies	23,689	22,293
Property and equipment, net	63,776	63,495
Intangible assets, net	108,317	108,605
Other assets	2,037	2,136
Total Assets	$267,960	$277,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$27,257	$23,420
Accrued compensation	3,958	5,782
Other accrued liabilities	7,842	18,804
Lines of credit	7,500	11,666
Current portion of long-term debt	7,012	7,012
Total Current Liabilities	53,569	66,684

Long-term debt, less current portion	38,936	40,305
Deferred taxes	18,906	18,037
Other non-current liabilities	1,349	1,108

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	120,900	119,894
Retained earnings	32,361	29,822
Total Stockholders' Equity	153,287	149,742
Non controlling interest	1,913	1,816
Total Equity	155,200	151,558
Total Liabilities and Stockholders’ Equity	$267,960	$277,692

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 26,	August 28,
	2012	2011
Revenues:
Product sales and license fees	$101,303	$72,321
Services revenues	771	980
Total revenues	102,074	73,301

Cost of revenues:
Cost of product sales	87,664	61,269
Cost of services revenues	647	782
Total cost of revenues	88,311	62,051

Gross profit	13,763	11,250

Operating costs and expenses:
Research and development	2,204	2,333
Selling, general and administrative	8,556	6,044
Total operating costs and expenses	10,760	8,377
Operating income	3,003	2,873

Dividend income	281	281
Interest income	26	76
Interest expense	(541)	(176)
Other income (expense)	1,359	9
Net income before taxes	4,128	3,063
Income tax expense	(1,492)	(1,110)
Consolidated net income	2,636	1,953
Non controlling interest	(97)	(141)
Net income applicable to Common Stockholders	$2,539	$1,812

Diluted net income per share	$0.10 0.11	$0.07 0.11

Shares for diluted net income per share	26,212	26,687

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 26, 2012
QUESTIONS AND ANSWERS

1)
As a result of the acceleration of a shipment to a Lifecore customer from the second quarter to the first quarter, what are the Company’s expectations for the second quarter?  Is drought in the Midwest going to impact second quarter results?

The acceleration of the shipment at Lifecore moved some revenue and income to the first quarter from the second quarter, but we expect our results for the first half of fiscal year 2013 to be in line with our original guidance.  As of now we have an adequate supply of green beans to meet our customer demands and believe we have an appropriate sourcing plan for green beans for the remainder of our fiscal year.

2)	Lifecore's sales were up this quarter, but their profitability was down. Can you explain this further?

During the first quarter of fiscal 2013, Lifecore sales increased 12% compared to the year ago quarter.  This was largely attributable to a shipment planned for the second quarter being shipped in the first quarter as requested by a customer.  For the first quarter, Lifecore recorded a pre-tax loss of $131,000 compared to pre-tax income of $462,000 for the same quarter a year ago.  The product mix shift in the first quarter, coupled with a shift of some production to the second quarter, resulted in a lower gross margin than the year ago quarter.  In addition, due to timing, operating expenses were higher in the first quarter compared to the first quarter of last year.  For all of fiscal year 2013, we are still projecting that Lifecore revenues will increase by approximately 15% while maintaining historical margins.

3)	What are the growth prospects for Lifecore?

Lifecore’s growth will continue to be driven by its core competency in value-added formulation, filling and final packaging of hyaluronan aseptic compounds for its target markets.  More growth is expected in the U.S. based on Lifecore’s existing and new customers and on its leadership position in the ophthalmic market.  In addition, Lifecore is expanding its capabilities to produce and supply non-hyaluronan aseptic products for new and existing customers based on its fermentation and aseptic filling expertise.

4)	How is the integration of GreenLine progressing?

The integration is going well and is ahead of our original plan.  We expect to have a single integrated ERP system in place within the next 30 days which will result in significant efficiencies.  In addition, the completion of this portion of the integration will allow us to offer “one stop shopping” to our customers which we expect to lead to new sales of Eat Smart products to GreenLine customers and new sales of GreenLine products to Eat Smart customers.  Since the acquisition, we have been in conversation with numerous retail grocery chains, club stores and food service operators in an effort to gain distribution for both of our market leading branded products.  We believe we will be able to gain new customers and distribution for both our Eat Smart and GreenLine products.

5)	Regarding the recent acquisition of GreenLine, what are the future annual savings from already realized operating synergies? What are potential other future savings for operating synergies?

We have already realized approximately $1.0 million of operating synergies on an annual basis as a result of general and administrative cost savings.  Going forward we see additional cost savings from operating synergies from utilizing GreenLine’s logistical distribution capabilities for Eat Smart products and utilizing GreenLine’s East Coast operations to process Eat Smart products.  We also expect to reduce packaging and other manufacturing costs by using the combined economies of scale of the two market leaders in fresh-cut packaged vegetables and fresh-cut packaged green beans.

6)	Is the fresh-cut produce category continuing to grow? How has the weather been in California thus far this fiscal year?

For the twelve months ended July 2012, the fresh-cut produce category grew 10% compared to Apio’s unit volume growth of 18% for the same period.  Thus far this fiscal year, the weather in California has been ideal for produce growing conditions.

7)	What is the status of Windset’s new Santa Maria, California operation?

Windset has been in full production with its first 64 acres of greenhouses in Santa Maria since December of last year with different varieties of tomatoes.  Production performance has been exceeding Windset’s original expectations and they recently completed their second planting of tomatoes in all 64 acres.

As a reminder, during fiscal year 2012, we recognized pre-tax income of $5.8 million from our percentage of the increase in Windset’s fair market value and we recognized $1.1 million of dividend income from our Windset preferred stock.  During the first quarter of fiscal year 2013, we recognized $1.4 million from the increase in the fair market value of our investment and we expect to recognize approximately $4.6 million over the last three quarters of fiscal year 2013, or a total of approximately $6.0 million for fiscal year 2013.  We will also recognize $1.1 million of dividend income this year the same as last year.  In the first eighteen months of our $15 million investment in Windset, we have recognized $8.6 million of income.  We are pleased with our 20% ownership and strategic investment in Windset and with the future prospects for Windset.

8)	Can you remind us of the details surrounding your sale of Landec Ag to INCOTEC? What are the future plans concerning the use of your Intellicoat® coatings for seeds?

On June 24, 2012, Landec entered into three agreements with INCOTEC® Coating and Seed Technology Companies, a leading provider of seed and coating technology products and services to the seed industry.

In the first agreement, we sold Landec Ag to INCOTEC for $600,000, which will result in a gain of approximately $400,000.  Of this gain, $100,000 was recognized during the first quarter of fiscal year 2013 and the remainder will be recognized over the seven-year life of the Pollinator Plus® license agreement.

In the second agreement, Landec entered into a seven-year exclusive technology license and polymer supply agreement with INCOTEC for the use of Landec’s Intellicoat seed coating technology for male inbred corn which is sold under the Pollinator Plus® label.  Landec will be the exclusive supplier of Pollinator Plus polymers to INCOTEC during the term of the license agreement and will receive a royalty equal to 20% of the revenues realized by INCOTEC from the sale or sublicense of Pollinator Plus coatings during the first four years of the agreement and 10% for the last three years of the agreement.

In the third agreement, Landec entered into a five-year exclusive technology license and polymer supply agreement with INCOTEC for the joint development of new polymer and unique coatings for use in seed treatment formulations.  In this agreement, Landec will receive a value share which will be mutually agreed to by both parties prior to each application being developed.

These agreements are part of Landec’s shift in strategy to focusing on its core food and biomedical businesses, while allowing Landec to monetize its existing technology.

Separate from INCOTEC, Landec has retained the use of Intellicoat for the controlled release of an active ingredient for agricultural applications.  In the future, we can explore opportunities with one or more seed companies for commercialization of this technology.

Future plans for Intellicoat coatings will be based on joint development by Landec and INCOTEC and/or separate development of controlled release applications by Landec.

9)	What new products and/or programs does the Company plan to introduce during fiscal year 2013?

We intend to introduce several new products and product lines at Apio.  We also plan to expand offerings to customers of Lifecore primarily resulting from the recent clearance of customer products by the FDA.  In addition, we expect Windset to launch new BreatheWay packaged products for cucumbers and peppers and we plan to make progress on new packaging for extending the shelf-life of tomatoes.

10)	What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) integrate GreenLine into Apio’s operations, (2) grow Apio’s business while maintaining Apio’s margins, (3) grow Lifecore’s business by launching new products and obtaining new customers, and (4) invest in R&D efforts for developing new technology-based applications.

11)	How do the results by line of business for the three months ended August 26, 2012 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/26/12	Three months ended 8/28/11
Revenues:
Apio Value Added(a)	$68,631	$43,363
Apio Export	25,358	21,355
Total Apio	93,989	64,718
Lifecore	7,973	7,121
Tech. Licensing (b)	112	1,462
Total Revenues	102,074	73,301

Gross Profit:
Apio Value Added	9,943	6,059
Apio Export	1,342	1,014
Total Apio	11,285	7,073
Lifecore	2,366	2,715
Tech. Licensing	112	1,462
Total Gross Profit	13,763	11,250

R&D:
Apio	328	270
Lifecore	1,149	1,086
Tech. Licensing	727	977
Total R&D	2,204	2,333

S,G&A:
Apio	5,485	3,350
Lifecore	1,272	994
Tech. Licensing	40	111
Corporate	1,759	1,589
Total S,G&A	8,556	6,044

Other (c)(d):
Apio	1,108	201
Lifecore	(76)	(173)
Corporate	(1,496)	(1,089)
Total Other	(464)	(1,061)

Net Income (Loss):
Apio	6,580	3,654
Lifecore	(131)	462
Tech. Licensing	(655)	374
Corporate	(3,255)	(2,678)
Net Income	$2,539	$1,812

a)	Apio’s Value-Added business includes revenues and gross profit from GreenLine, Apio Cooling LP. and Apio Packaging.
b)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
c)	Included in Other are net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.
d)	For comparative purposes, beginning in the first quarter of fiscal year 2013, Other excludes corporate service charges and tax sharing expenses charged to Apio and Lifecore from Corporate.